EXHIBIT 99.2

March 14, 2008

Kris Burhardt, Chairman

Elmer Baldwin, CEO

And Fellow Members of the Board of Directors

I want to thank each of you for your support and assistance throughout my tenure as President, CEO and Chairman of Analysts International.

We have led the Company through some challenging times.  I am very pleased with the progress made over the last year. We took the appropriate actions to get the Company back on track and have a solid plan for returning Analysts International to profitability. We installed talented and experienced new leadership, in Elmer Baldwin, our CEO, and Kris Burhardt, our Chairman, to drive the Company forward.

It is with great confidence in the Board and our talented management team that I inform you of my intention to retire at the end of this term and that I will not stand for re-election to the Board of Directors.

Sincerely,

/s/ Michael J. LaVelle

Michael J. LaVelle

CC: Robert E. Woods